                                                                   EXHIBIT 19.1

         FOR IMMEDIATE RELEASE    [WIPRO LOGO]

   Results for the Quarter ended December 2002 under Consolidated Indian GAAP
                     WIPRO'S REVENUE GROWS 27% YEAR ON YEAR
  SEQUENTIAL GROWTH IN PRICING AND VOLUME LEAD TO 10% REVENUE GROWTH IN GLOBAL
                                   IT BUSINESS

         BANGALORE, JANUARY 17 2003 -Wipro Limited today announced its audited results approved by the Board of Directors for the quarter ended December 2002.

         HIGHLIGHTS OF RESULTS:
- Revenue for the quarter was Rs. 11 billion, an increase of 27% year on year and Profit After Tax for the quarter was Rs. 2.3 billion, an increase of 3% year on year. Revenue(1) from continuing operations for the nine-month period was Rs. 31 billion. Profit After Tax(2) for the nine-month period was Rs.6.4 billion.

- Wipro Technologies Revenue for the quarter increased 23% year on year to Rs.7.45 billion.

- Wipro Technologies Profit Before Interest and Tax (PBIT) at Rs.2.1 billion was 29% of Revenue.

- 24 new customers added in Global IT Services during the quarter, including 5 that are on the Fortune 1000 list.

-        Wipro Spectramind recorded Revenue of Rs. 564 million and PBIT of Rs.
         140 million, which is 25% of Revenue.

         ACQUISITIONS:
- Completed the acquisition of the remaining outstanding shares of Wipro Spectramind Services Ltd.

- Closed the acquisition of the Global Energy practice of AMS, Inc. The financial results from this practice will be consolidated beginning with our results for the quarter ending March 31, 2003.

- Entered into definitive agreements to purchase the assets related to the two Research & Development centers of Ericsson India Pvt Ltd at Bangalore and Hyderabad and the Research & Development center of EHPT India Pvt Ltd at Delhi. Employment offers made to 291 employees currently employed in these three centers. The transaction is expected to close in January, 2003. Concurrently, Ericsson AB has signed an agreement for purchase of consultancy services from Wipro for an amount of $17 million up to calendar year 2004.

- Acquired a 40% equity share of Wipro Healthcare Information Technologies Ltd. (formerly GE Medical Systems Information Technologies Ltd.) held by Citadel Healthcare Ltd. for Rs. 97 million ($2 million). Upon closing, Wipro Healthcare Information Technologies Ltd. will be a wholly-owned subsidiary

-------------------------

(1) Excluding Revenues of Rs.42 million for the nine-months ended December 2002 from discontinued ISP business. Corresponding Revenue for the nine-months ended December 31, 2001 was Rs. 427 million

(2) Excluding loss (net of tax) of Rs. 404 million for the nine-month period ended December 2002 pertaining to discontinued ISP business which includes loss from operations (net of tax) of Rs. 115 million (previous period - Rs.62 million) and loss on write off of assets and exit costs of Rs. 289 million of the discontinued business

         OUTLOOK FOR THE QUARTER ENDING MARCH 31, 2003:

         AZIM PREMJI, CHAIRMAN OF WIPRO COMMENTING ON THE RESULTS FOR THE QUARTER SAID "WE SEE SUSTAINED VOLUME GROWTH WITH PRICES STABILIZING IN IT SERVICES AND GROWING VOLUMES AND WITH INTENSE PRICE COMPETITION IN THE IT ENABLED SERVICES. OUR 10% SEQUENTIAL REVENUE GROWTH IN GLOBAL IT SERVICES BUSINESS WAS THE RESULT OF AN 8% VOLUME GROWTH AND A 2% INCREASE IN PRICE REALIZATIONS. IN THE IT ENABLED SERVICES SEGMENT, INTENSE PRICE COMPETITION RESULTED IN REVENUES OF $11.6 MILLION FOR THE QUARTER ENDED DECEMBER 31, 2002 AGAINST OUR ESTIMATE OF APPROXIMATELY $12.5 MILLION. ENHANCED OPERATIONAL EFFICIENCY CONTRIBUTED TO A 4% INCREASE IN OPERATING MARGIN TO REVENUE OF 25%, NEGATING THE 4% DECLINE IN PRICE REALIZATION THAT WE SAW DURING THE QUARTER IN THIS SEGMENT.

         FOR THE QUARTER ENDED MARCH 2003, WE ESTIMATE THE REVENUE IN OUR GLOBAL IT SERVICES BUSINESS TO BE APPROXIMATELY $162 MILLION, IN WIPRO SPECTRAMIND TO BE APPROXIMATELY $12 MILLION AND IN WIPRO HEALTHSCIENCE AT APPROXIMATELY $2.5 MILLION."

         VIVEK PAUL, VICE CHAIRMAN AND CEO OF WIPRO TECHNOLOGIES, OUR GLOBAL IT SERVICES BUSINESS SAID "OUR ENTERPRISE BUSINESS WHICH CONTRIBUTES 62% OF OUR IT SERVICES REVENUE GREW SEQUENTIALLY BY 14%, REFLECTING THE STRONG VALUE PROPOSITION OF DOMAIN BASED BUSINESS SOLUTIONS TO OUR CLIENTS. OUR TECHNOLOGY BUSINESS GREW 4% SEQUENTIALLY REFLECTING OUR TECHNICAL DEPTH AND COMMITMENT TO OUR TECHNOLOGY CUSTOMERS WHO CONTINUE TO EXPERIENCE ECONOMIC AND BUSINESS PRESSURE.

         IN THE ENVIRONMENT OF INTENSE PRICE PRESSURE IN IT ENABLED SERVICES SPACE, OUR OPERATIONAL EXCELLENCE AND EXPERIENCE CONTINUES TO PROVIDE US WITH A COMPELLING COMPETITIVE ADVANTAGE."

         WIPRO LIMITED
         Revenues for the quarter ended December 31, 2002, were Rs. 11 billion, a growth of 27% year on year. Profit After Tax was Rs. 2.3 billion, representing an increase of 3% over Profit After Tax for the same period last year. Revenues(1) for the nine-months ended December 31, 2002, were Rs. 31 billion, representing a 23% increase over the previous year. Profit after Tax(2) for the nine-month period was Rs. 6.4 billion.

         WIPRO TECHNOLOGIES - OUR GLOBAL IT BUSINESS
         Wipro Technologies accounted for 67% of the Revenue and 85% of the PBIT for the quarter ended December 31, 2002. Wipro Technologies grew its Revenue by 23% year on year to Rs. 7.45 billion and PBIT by 2% to Rs. 2.1 billion.

         Operating Margin to Revenue at 29%, a decline of 1% sequentially, and 5% year on year. Sequentially, decline in utilization of IT professionals by 2% to 65% was partially offset by increase in price realization of 2.5% for Onsite projects. Price realization for Offshore projects was flat sequentially. Year on year, increase in IT professional utilization by 6% to 65% was offset by decrease in price realizations of 9.4% for Offshore projects and 7.7% for Onsite projects.

-------------------------

(1) Excluding Revenues of Rs. 42 million for the nine-months ended December 2002 from discontinued ISP business. Corresponding Revenue for the nine-months ended December 31, 2001 was Rs. 427 million

(2) Excluding loss (net of tax) of Rs. 404 million for the nine-month period ended December 2002 pertaining to discontinued ISP business which includes loss from operations (net of tax) of Rs. 115 million (previous period - Rs. 62 million) and loss on write off of assets and exit costs of Rs. 289 million of the discontinued business

         For the quarter ended December 31, 2002, the Enterprise Solutions practice contributed 62% of Revenue while the R&D Services practice the balance 38%. The proportion of Global IT Services Revenues from North America increased to 63% during the quarter from 51% a year ago. Correspondingly, the proportion of Revenue from Europe decreased to 31% from 42% for the quarter ended December 31, 2001. Japan contributed 6% for the quarter ended December 31, 2002.

         Our largest customer, top 5 and top 10 customers accounted for 9%, 26% and 40%, respectively, of our Global IT Services Revenue for the quarter ended December 31, 2002, as compared to 15%, 34% and 46% of our Global IT Services Revenue for the quarter ended December 31, 2001. 24 new clients were added in the quarter ended December 31, 2002, of which 5 customers are represented on the Fortune 1000 companies list. New customers added in current fiscal year contributed 11% of Revenue for the quarter ended December 31, 2002.

         Customers with an annual Revenue run rate of $1 million and above increased to 99 in the quarter ended December 31, 2002, up from 85 in the quarter ended December 31, 2001. Customers with an annual Revenue run rate of $5 million and above increased to 27 in the quarter ended December 31, 2002, up from 21 in the quarter ended December 31, 2001.

         Offshore Revenue for the quarter was 47% of services Revenue, up from 44% for the quarter ended December 31, 2001. Fixed Price projects were at 36% of the Revenue for the quarter, up from 33% for the quarter ended December 2001.

         Gross recruitment for the quarter was 1526 employees. We had 12,602 employees as of December 31, 2002, which represents an increase of 1,304 employees from September 30, 2002.

         WIPRO SPECTRAMIND - OUR IT ENABLED SERVICES BUSINESS
         Wipro Spectramind recorded Revenue of Rs.564 million with PBIT of Rs. 140 million. PBIT to Revenue was 25% for the quarter.

         During the quarter, Wipro Spectramind signed Letter of Intent with 4 new customers. The total number of active customers during the quarter was 9 as compared to 8 for the quarter ended September 30, 2002. The total number of employees was 3,884 as on December 31, 2002, an increase of 686 employees from September 30, 2002.

         WIPRO INFOTECH - OUR INDIA, MIDDLE EAST & ASIA PACIFIC IT SERVICES & PRODUCTS BUSINESS
         Wipro Infotech recorded Revenues of Rs 1.84 billion and Profit before Interest and Tax of Rs 111 Million for the quarter. For the nine-month period ended December 31, 2002, Revenues were Rs 5.94 billion and Profit before Interest and Tax was Rs 316 Million.

         Services revenue was 33% of the total Revenue for the quarter ended December 31st, 2002. The value added services (excluding agency income and product component from system integration) grew by 24% year on year. Product Revenues grew 31% year-on-year, contributed by growth in the enterprise server, networking products and Wipro desktops.

         In Software Services, we won 12 new projects, including projects from 9 new customers. These wins include a first of its kind ERP and GIS Implementation order from CIDCO (City and Industrial Development Corporation of Maharashtra) and a 5 year contract with AXA Australia to provide application maintenance and development services for their ERP application suite and a subset of related mainframe applications. Wipro also won an order from Dubai Dry Docks to implement an integrated enterprise-wide application across key organization functions leveraging Wipro's global delivery model.

         In the Total Outsourcing practice, VST Industries chose Wipro Infotech as its long-term partner to provide enterprise applications sustenance and managed IT services. Colgate Palmolive, which had entered into a long term Services agreement with Wipro Infotech during the previous quarter, has now extended the relationship to include IT infrastructure deployment as part of the agreement. In Consulting, Wipro won an order from Shaw Wallace to formulate its IT roadmap including a comprehensive Business Process Re-engineering exercise.

         During the quarter, Wipro Infotech was assessed enterprise-wide at PCMM Level-5 (version 2) for its robust people practices.

         WIPRO CONSUMER CARE & LIGHTING
         Wipro Consumer Care and Lighting business recorded Revenue of Rs. 745 million with PBIT of Rs.90 million contributing 7% of total Revenue and 4% of the Profit before Interest and Taxes for the quarter. PBIT to Revenue was 12% for the quarter.

         WIPRO HEALTHSCIENCE - OUR HEALTHCARE AND LIFE SCIENCE BUSINESS
         For the quarter ended December 31, 2002, Wipro HealthScience business segment recorded Revenue of Rs. 246 million and a loss of Rs. 4 million. IT-related services provided accounted for 38% of Revenue, and Revenue from Wipro Healthcare Information Technologies Ltd. accounted for 10% of Revenue. Products and services sold in the Indian market through the Wipro Biomed division accounted for 52% of Revenue.

         WIPRO LIMITED
         For the quarter ended December 31, 2002, the Return on Capital Employed in Wipro Technologies was 88%, Wipro Infotech was 36% and Consumer Care and Lighting was 57%. At the Company level, the Return on Capital Employed was 31%, lower due to inclusion of cash and cash equivalents of Rs. 15.1 billion in Capital Employed (46% of Capital Employed).

         FOR WIPRO LIMITED, PROFIT AFTER TAX FROM CONTINUING OPERATIONS COMPUTED IN ACCORDANCE WITH US GAAP FOR THE QUARTER ENDED DECEMBER 2002 WAS RS.2.19 BILLION, A DECLINE OF 4% AS COMPARED TO THE CORRESPONDING QUARTER ENDED DECEMBER 2001. THE NET DIFFERENCE BETWEEN PROFITS COMPUTED IN ACCORDANCE WITH INDIAN GAAP AND US GAAP IS PRIMARILY DUE TO DIFFERENT REVENUE RECOGNITION STANDARDS, AMORTIZATION OF INTANGIBLES ARISING FROM ACQUISITION AND ACCOUNTING FOR DEFERRED STOCK COMPENSATION EXPENSES.

         QUARTERLY CONFERENCE CALL
         Wipro will hold conference calls today at 11:45 AM Indian Standard Time (1:15 AM Eastern Time) and at 7:00 PM Indian Standard Time (8:30 AM Eastern) to discuss the company's performance for the quarter and answer questions sent to email ID: Lakshminarayana.lan@wipro.com. An audio recording of the management discussions and the question and answer session will be available online and will be accessible in the Investor Relations section of the company website at www.wipro.com shortly after the live broadcast.

         US GAAP FINANCIALS ON WEBSITE
         CONDENSED FINANCIAL STATEMENTS OF WIPRO LIMITED COMPUTED UNDER THE US GAAP ALONG WITH INDIVIDUAL BUSINESS SEGMENT REPORTS ARE AVAILABLE IN THE INVESTOR RELATIONS SECTION AT www.wipro.com.

         CONTACT FOR INVESTOR RELATION         CONTACT FOR MEDIA & PRESS
         K R Lakshminarayana                   Vijay K Gupta
         Manager - Treasury                    Vice President -Corporate
                                               Communications
         Phone: ++91-80-844-0079               ++91-80-844-0076
         Fax:   ++91-80-844-0051               ++91-80-844-0350
         lakshminarayana.lan@wipro.com         vijayk.gupta@wipro.com

         FORWARD LOOKING AND CAUTIONARY STATEMENTS

         Certain statements in this release concerning our future growth prospects and our ability to successfully complete and integrate potential acquisitions are forward looking statements, which involve a number of risks, and uncertainties that could cause actual results to differ materially from those in such forward looking statements. The risks and uncertainties relating to these statements include, but are not limited to, risks and uncertainties regarding our ability to integrate and manage acquired IT professionals, our ability to integrate acquired assets in a cost effective and timely manner, fluctuations in earnings, our ability to manage growth, intense competition in IT services including those factors which may affect our cost advantage, wage increases in India, our ability to attract and retain highly skilled professionals, time and cost overruns on fixed-price, fixed-time frame contracts, client concentration, restrictions on immigration, our ability to manage our international operations, reduced demand for technology in our key focus areas, disruptions in telecommunication networks, , liability for damages on our service contracts, the success of the companies in which Wipro has made strategic investments, withdrawal of fiscal governmental incentives, political instability, legal restrictions on raising capital or acquiring companies outside India, unauthorized use of our intellectual property and general economic conditions affecting our industry. Additional risks that could affect our future operating results are more fully described in our filings with the United States Securities and Exchange Commission. These filings are available at www.sec.gov. Wipro may, from time to time, make additional written and oral forward looking statements, including statements contained in the company's filings with the Securities and Exchange Commission and our reports to shareholders. Wipro does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of the company.

                                                                          (IN RUPESS MILLIONS)
----------------------------------------------------------------------------------------------
                               WIPRO LIMITED - CONSOLIDATED
 AUDITED SEGMENT WISE BUSINESS PERFORMANCE FOR THE THREE MONTHS PERIOD ENDED DECEMBER 31, 2002

----------------------------------------------------------------------------------------------
                                                                                     INDIA &
                                                            GLOBAL IT      IT        ASIAPAC
                                                            SERVICES &   ENABLED   IT SERVICES
                                                            PRODUCTS    SERVICES    & PRODUCTS
                                                            ----------  --------   -----------
REVENUE
External Sales & Services                                     7,451         564       1,803
Internal Sales & Services                                         -           -          33
TOTAL                                                         7,451         564       1,836
GROWTH IN REVENUES                                               23%                     19%
% of total revenues                                              67%          5%         17%
PROFIT BEFORE INTEREST AND TAX (PBIT)                         2,126         140         111
GROWTH IN PBIT                                                    2%                      9%
% of total PBIT                                                  85%          5%          4%
OPERATING MARGINS                                                29%         25%          6%
Interest income (net of interest expense Rs.4 mn)
PROFIT BEFORE TAX
Income Tax expense
PROFIT BEFORE EXTRAORDINARY ITEMS
GROWTH
Discontinuance of ISP business  (refer note 10)
PROFIT BEFORE EQUITY IN EARNINGS / (LOSSES) OF AFFILIATES
& MINORITY INTEREST
Equity in earnings affiliates
Minority interest
PROFIT AFTER TAX
GROWTH
OTHER INFORMATION
Net fixed assets                                              4,695         621         320
Trade receivables                                             4,661         247       1,874
Cash balances/Investments                                       277          64         120
Other assets                                                  2,151         310         906
Goodwill                                                      1,039       3,568           -
Current Liabilities                                          (2,987)       (224)     (2,021)
Capital employed                                              9,836       4,586       1,199
% of capital employed                                            30%         14%          4%
Capital expenditure                                             429          73          22
Depreciation                                                    271          49          51
Annualized Return on average capital employed from
continuing business                                              88%         12%         36%
-------------------------------------------------------------------------------------------

                                                                                                        (IN RUPESS MILLIONS)
----------------------------------------------------------------------------------------------------------------------------
                                                 CONSUMER      WIPRO
                                                  CARE &      HEALTH                 CONTINUING     DISCONTINUED     WIPRO
                                                 LIGHTING     SCIENCE     OTHERS     OPERATIONS     ISP BUSINESS    LIMITED
                                                ----------   ---------   --------   ------------   --------------  ---------
REVENUE
External Sales & Services                          745         246         270         11,079           4           11,083
Internal Sales & Services                            -           -         (33)             -           -                -
TOTAL                                              745         246         237         11,079           4           11,083
GROWTH IN REVENUES                                  (2%)        35%                        28%          -               27%
% of total revenues                                  7%          2%          2%                         -                -
PROFIT BEFORE INTEREST AND TAX (PBIT)               90          (4)         41          2,504         (14)            2490
GROWTH IN PBIT                                     (15%)         -           -              9%          -               11%
% of total PBIT                                      4%          0%          2%           100%          -              100%
OPERATING MARGINS                                   12%          -           -             23%          -               22%
Interest income (net of interest expense
  Rs.4 mn)                                                                                220           -              220
PROFIT BEFORE TAX                                                                       2,724         (14)            2710
Income Tax expense                                                                       (350)          5             (345)
PROFIT BEFORE EXTRAORDINARY ITEMS                                                       2,374          (9)            2365
GROWTH                                                                                    4.9%                         5.9%
Discontinuance of ISP business  (refer
  note 10)                                                                                  -          (1)              (1)
PROFIT BEFORE EQUITY IN EARNINGS / (LOSSES)
OF AFFILIATES & MINORITY INTEREST                                                       2,374         (10)           2,364
Equity in earnings affiliates                                                             (48)                         (48)
Minority interest                                                                         (10)                         (10)
PROFIT AFTER TAX                                                                        2,316         (10)           2,306
GROWTH                                                                                      2%                           3%
OTHER INFORMATION
Net fixed assets                                   399          38         920          6,993          34            7,027
Trade receivables                                  169         289         152          7,392          23            7,415
Cash balances/Investments                          155          27      14,459         15,102           -           15,102
Other assets                                       346         164       1,356          5,233           4            5,237
Goodwill                                            --         209          18          4,834           -            4,834
Current Liabilities                               (457)       (329)       (425)        (6,443)       (211)          (6,654)
Capital employed                                   612         398      16,480         33,111        (150)          32,961
% of capital employed                                2%          1%         49%             -           -              100%
Capital expenditure                                  3           9           9              -           -              545
Depreciation                                        17           3          20              -           -              412
Annualized Return on average capital
  employed from continuing business                 57%          -           -              -           -               31%
----------------------------------------------------------------------------------------------------------------------------

1. The segment report of Wipro Limited and its consolidated subsidiaries and associates has been prepared in accordance with the Accounting Standard 17 "Segment Reporting" issued by the Institute of Chartered Accountants of India.

2. The Company has three geographic segments; India, USA and Rest of the World. Significant portion of the segment assets are in India. Revenue from geographic segments based on domicile of the customers is outlined below:

GEOGRAPHY                               RS. MN
----------------------------------------------
India                                    3,046
USA                                      5,200
Rest of the World                        2,837
                                        ------
Total                                   11,083
----------------------------------------------

3. For the purpose of reporting, business segments are considered as primary segments and geographic segments are considered as secondary segment.

4. In accordance with Accounting Standard 21 " Consolidated Financial Statements " issued by the Institute of Chartered Accountants of India, the consolidated financial statements of Wipro Limited include the financial statements of all subsidiaries which are more than 50% owned and controlled.

5. The company has a 49% equity interest in Wipro GE Medical Systems Limited (WGE), a joint venture with General Electric, USA. The joint venture agreement provides specific rights to the joint venture partners. The rights conferred to Wipro are primarily protective in nature. Therefore, in accordance with the guidance in Accounting Standard 27 " Financial Reporting of Investments in Joint Ventures" the investments in Wipro GE have been accounted for by equity method and not by proportionate consolidation method.

6. In accordance with the guidance provided in Accounting Standard 23 " Accounting for Investments in Associates in Consolidated Financial Statements" WeP Peripherals have been accounted for by equity method of accounting.

7.       Acquisition of Spectramind

         In July 2002, the Company acquired controlling equity interest in Spectramind e Services Private Limited ("Spectramind"), a leading IT-enabled service provider in India providing remote processing services to large global corporations in the US, UK, Australia and other developed markets. The shares and warrants acquired, together with shares previously held by the Company, represent 89% of the outstanding shares of Spectramind. The aggregate purchase price for the acquisition, including the cost of acquisition of the shares previously held by the Company, was Rs. 4,177 Mn. In September 2002, the company acquired an additional 3% of the outstanding shares for Rs 170 Mn. The results of operations of Spectramind are consolidated in the Company's financial statements from July 1, 2002.

         The Company has also entered into a call and put option arrangement with the management team and employees of Spectramind to acquire the unvested options. The put and call option can be exercised, at the fair market value, during the six month period commencing from 190 days from the date of exercise of the options.

         The excess of consideration paid over the book value of assets acquired has been recognized as goodwill. The details of consideration paid, book value of assets acquired and goodwill arising from the acquisition is outlined below:

                            Rs. Mn
----------------------------------
Cash and bank balances         161
Net current assets             693
Minority interest              (68)
Goodwill                     3,568
                             -----
                             4,354
                             -----

8.       Acquisition of GE Medical Systems Information Technologies Limited
         (GEMSIT)

         In August 2002, Wipro Limited acquired 60% equity interest in GE Medical Systems Information Technologies Limited (GEMSIT), an India based company engaged in the development of health care related software, and the technology rights in the business of GEMSIT from GE group for a consideration of Rs.181 Mn.

         The excess of consideration paid over the book value of assets acquired has been recognized as goodwill. The details of consideration paid, book value of assets acquired and goodwill arising from the acquisition is outlined below:

                             Rs. Mn
-----------------------------------
Cash and bank balances          35
Current assets                  19
Minority interest              (21)
Goodwill                       148
                               ---
                               181
-----------------------------------

         In December 2002, the Company acquired the remaining 40% minority equity interest for Rs. 97 Mn. The acquisition resulted in goodwill of Rs. 61 Mn.

9. In December 2002, the Company acquired the global energy practice of American Management Systems for an aggregate consideration of Rs. 1,180 Mn. The global energy practice, which addresses the IT requirements of enterprises in energy and utilities sector, has a team of 90 domain experts and IT consultants with expertise in the areas of complex billing and settlement in energy markets, systems integration, enterprise application integration, and program management capabilities. The excess of consideration paid over the book value of assets acquired has been recognized as goodwill. The details of consideration paid, book value of assets acquired and goodwill arising from the acquisition is outlined below:

                             Rs. Mn
-----------------------------------
Fixed assets                    16
Receivables                    126
Goodwill                     1,038
                             -----
                             1,180
-----------------------------------

10. The Company was engaged in the business of providing corporate ISP services. Based on a review of this business, the company decided to discontinue the existing infrastructure based ISP business, but continue with the managed network and remote management services. Managed network and remote management services are currently being offered as part of total IT solutions. In June 2002, the management formally approved a plan to discontinue the infrastructure based corporate ISP services. The costs associated with the discontinuance including asset impairment charges and other exit costs have been reflected as extraordinary expenses.

         The customers are being transitioned to an independent service provider. The consideration payable by the service provider to the Company is dependent on the occurrence of certain contingent events. The total consideration received is Rs. 25 Mn and is adjusted against the extraordinary loss arising out of the same.

         In addition deferred consideration is receivable based on revenue generated by transferred customers over one year period. Such consideration will be determined only at a future date and will be accounted on crystallization.

                                                                          (IN RUPESS MILLIONS)
----------------------------------------------------------------------------------------------

                          WIPRO LIMITED - CONSOLIDATED
AUDITED SEGMENT WISE BUSINESS PERFORMANCE FOR THE NINE MONTHS PERIOD ENDED DECEMBER 31, 2002
----------------------------------------------------------------------------------------------
                                          GLOBAL IT       IT       INDIA & ASIAPAC    CONSUMER
                                         SERVICE S &   ENABLED      IT SERVICES &      CARE &
                                          PRODUCTS     SERVICES       PRODUCTS        LIGHTING
                                         -----------   --------    ---------------    --------
REVENUE
External Sales & Services                  20,524        985           5,821            2,210
Internal Sales & Services                       -          -             124                -
TOTAL                                      20,524        985           5,945            2,210
GROWTH IN REVENUES                             22%                        19%              (4%)
% of total revenues                            66%         3%             19%               7%
PROFIT BEFORE INTEREST AND TAX (PBIT)       6,147        227             316              329
GROWTH IN PBIT                                  4%                         2%               5%
% of total PBIT                                87%         3%              4%               5%
OPERATING MARGINS                              30%        23%              5%              15%
Interest income (net of interest
expense of Rs. 18 Mn)
PROFIT BEFORE TAX
Income Tax expense
PROFIT BEFORE EXTRAORDINARY ITEMS
GROWTH
Discontinuance of ISP business
(net of tax benefit of Rs. 89 Mn)
PROFIT BEFORE EQUITY IN EARNINGS
/ (LOSSES) OF AFFILIATES
& MINORITY INTEREST
Equity in earnings affiliates
Minority interest
PROFIT AFTER TAX
Growth
----------------------------------------------------------------------------------------------------

                                                                                (IN RUPESS MILLIONS)
----------------------------------------------------------------------------------------------------
                                         WIPRO
                                        HEALTH               CONTINUING       DISCONTINUED    WIPRO
                                        SCIENCE    OTHERS    OPERATIONS       ISP BUSINESS   LIMITED
----------------------------------------------------------------------------------------------------
REVENUE
External Sales & Services                 655        769       30,964               42       31,006
Internal Sales & Services                   -       (124)           -                -            -
TOTAL                                     655        645       30,964               42       31,006
GROWTH IN REVENUES                         37%                     23%               -           22%
% of total revenues                         2%         3%
PROFIT BEFORE INTEREST AND TAX (PBIT)     (17)        80        7,082             (182)       6,900
GROWTH IN PBIT                              -          -            8%               -            7%
% of total PBIT                             0%         1%           -                -          100%
OPERATING MARGINS                           -          -           23%               -           22%
Interest income (net of interest
expense of Rs. 18 Mn)                                             527                -          527
PROFIT BEFORE TAX                                                7609             (182)       7,427
Income Tax expense                                               (961)              67         (894)
PROFIT BEFORE EXTRAORDINARY ITEMS                               6,648             (115)       6,533
GROWTH                                                            0.7%                        (0.1%)
Discontinuance of ISP business
(net of tax benefit of Rs. 89 Mn)                                    -             (289)        (289)
PROFIT BEFORE EQUITY IN EARNINGS
/ (LOSSES) OF AFFILIATES
& MINORITY INTEREST                                             6,648             (404)       6,244
Equity in earnings affiliates                                    (259)                        (259)
Minority interest                                                 (34)                         (34)
PROFIT AFTER TAX                                                6,355             (404)       5,951
Growth                                                             (4%)                         (9%)

WIPRO LIMITED


                                                                                                       (RS. IN 000s)
                                                                        --------------------------------------------
                                                                              AS OF DECEMBER 31,     AS OF MARCH 31,
                                                                        --------------------------------------------
CONSOLIDATED BALANCE SHEET                                    SCHEDULE     2002           2001             2002
--------------------------------------------------------------------------------------------------------------------
SOURCES OF FUNDS
SHAREHOLDERS' FUNDS
Share Capital                                                     1        465,094        464,879           464,931
Share application money pending allotment (refer note 12)                                   3,663             2,399
Reserves and Surplus                                              2     32,298,548     24,245,563        25,460,163
                                                                        -------------------------------------------
                                                                        32,763,642     24,714,105        25,927,493
                                                                        -------------------------------------------
LOAN FUNDS
Secured loans                                                     3         50,398        223,290           254,872
Unsecured loans                                                   4         61,395         56,201            60,563
MINORITY INTEREST                                                           85,891              -            27,542
                                                                        -------------------------------------------
                                                                           197,684        279,491           342,977
                                                                        -------------------------------------------
                           TOTAL                                        32,961,326     24,993,596        26,270,470
-------------------------------------------------------------------------------------------------------------------

APPLICATION OF FUNDS

FIXED ASSETS
Goodwill on consolidation - refer note 1                                 4,833,992              -            12,670
Gross block                                                       5     11,777,947     11,112,516        10,069,036
Less : Depreciation                                                      6,018,090      5,007,099         4,770,280
                                                                       --------------------------------------------
       Net Block                                                        10,593,849      6,105,417         5,311,426
Capital work-in-progress and advances                                    1,266,854      1,180,997         1,164,327
                                                                       --------------------------------------------
                                                                        11,860,703      7,286,414         6,475,753
                                                                       --------------------------------------------
INVESTMENTS                                                       6      9,130,903      5,138,967         4,680,822
DEFERRED TAX ASSETS                                                        441,152        141,258           421,803
CURRENT ASSETS, LOANS AND ADVANCES
Inventories                                                       7        956,765        872,181           934,600
Sundry Debtors                                                    8      7,414,764      5,547,000         6,514,625
Cash and Bank balances                                            9      5,305,009      1,524,334         3,031,909
Loans and advances                                               10      4,504,505     10,300,093        10,086,810
                                                                       --------------------------------------------
                                                                        18,181,043     18,243,608        20,567,944
                                                                       --------------------------------------------
CURRENT LIABILITIES AND PROVISIONS
Liabilities                                                      11      6,044,330      5,281,891         5,223,455
Provisions                                                       12        609,202        535,516           653,156
                                                                       --------------------------------------------
                                                                         6,653,532      5,817,407         5,876,611
                                                                       --------------------------------------------
                                                                       --------------------------------------------
 NET CURRENT ASSETS                                                     11,527,511     12,426,201        14,691,333
                                                                       --------------------------------------------
 Miscellaneous expenditure ( to the extent not written off
 or adjusted)                                                                1,057            756               759
                                                                       --------------------------------------------
                           TOTAL                                        32,961,326     24,993,596        26,270,470
-------------------------------------------------------------------------------------------------------------------
Significant accounting policies and notes to accounts            19

As per our report attached                   For and on behalf of the
                                             Board of Directors
FOR N.M. RAIJI & Co.,
Chartered Accountants

J.M GANDHI  AZIM HASHAM PREMJI               N. VAGHUL           B.C. PRABHAKAR
Partner     Chairman and Managing Director   Director            Director

            SURESH C. SENAPATY               SATISH MENON
            Corporate Executive Vice         Corporate Vice
            President - Finance              President - Legal
                                             & Company Secretary

Mumbai, January 17, 2003                     Bangalore, January 17, 2003

WIPRO LIMITED

                                                                                                       (Rs. IN 000s)
                                                               -----------------------------------------------------
                                                               NINE MONTHS ENDED DECEMBER 31,    YEAR ENDED MARCH 31,
                                                               -----------------------------------------------------
CONSOLIDATED PROFIT AND LOSS ACCOUNT                SCHEDULE           2002             2001                2002
--------------------------------------------------------------------------------------------------------------------
INCOME
Gross Sales and Services                                            31,062,551        25,595,411          35,032,098
LESS: Excise Duty                                                      506,920           445,518             627,012
                                                                    ------------------------------------------------
Net Sales and Services                                              30,555,631        25,149,893          34,405,086
                                                                    ------------------------------------------------
Other Income                                           13              995,015         1,017,391           1,558,236
                                                                    ------------------------------------------------
                                                                    31,550,646        26,167,284          35,963,322
--------------------------------------------------------------------------------------------------------------------
EXPENDITURE
Cost of goods sold                                     14           19,471,268        15,698,479          21,588,668
Selling, general and administrative expenses           15            4,634,203         3,388,395           4,762,275
Interest                                               16               18,232            19,303              29,697
                                                                    ------------------------------------------------
                                                                    24,123,703        19,106,177          26,380,640
--------------------------------------------------------------------------------------------------------------------
PROFIT BEFORE TAXATION:
Continuing Operations                                                7,609,186         7,157,987           9,707,309
Discontinuing Operations                                              (182,243)          (96,880)           (124,627)
--------------------------------------------------------------------------------------------------------------------
TOTAL                                                                7,426,943         7,061,107           9,582,682
--------------------------------------------------------------------------------------------------------------------
PROVISION FOR TAXATION: (refer note 9)
Continuing Operations                                                  960,756           554,621             773,492
Discontinuing Operations                                               (66,974)          (34,586)            (44,492)
--------------------------------------------------------------------------------------------------------------------
TOTAL                                                                  893,782           520,035             729,000
--------------------------------------------------------------------------------------------------------------------
PROFIT FOR THE PERIOD BEFORE EXTRAORDINARY ITEMS:
Continuing Operations                                                6,648,430         6,603,366           8,933,817
Discontinuing Operations                                              (115,269)          (62,294)            (80,135)
--------------------------------------------------------------------------------------------------------------------
TOTAL                                                                6,533,161         6,541,072           8,853,682
--------------------------------------------------------------------------------------------------------------------
Loss on discontinuance of ISPbusiness-refer note 6     18             (378,199)                -                   -
Tax benefit on above                                                    89,261                 -                   -
--------------------------------------------------------------------------------------------------------------------
Net loss on discontinuance of ISP business                            (288,938)                -                   -
--------------------------------------------------------------------------------------------------------------------
PROFIT FOR THE PERIOD BEFORE MINORITY INTEREST /
EQUITY IN EARNINGS OF AFFILIATES:                                    6,244,223         6,541,072           8,853,682
--------------------------------------------------------------------------------------------------------------------
Minority Interest                                                      (34,679)                -                 808
Equity in earnings / (losses) of affiliates                           (258,630)                -                   -
--------------------------------------------------------------------------------------------------------------------
PROFIT FOR THE PERIOD                                                5,950,914         6,541,072           8,854,490
--------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE ( in Rs.)
 BASIC
 On profit for the period from continuing operations                     28.76             28.57               38.65
 On losses of discontinued ISP business                                  (0.50)            (0.27)              (0.35)
 On extraordinary items                                                  (1.25)                -                   -
 On equity in earnings of affiliates / minority interest                 (1.27)                -                   -
 On profit for the period                                                25.74             28.30               38.30
 DILUTED
 On profit for the period from continuing operations                     28.71             28.53               38.59
 On losses of discontinued ISP business                                  (0.50)            (0.27)              (0.35)
 On extraordinary items                                                  (1.25)                -                   -
 On equity in earnings of affiliates / minority interest                 (1.27)                -                   -
 On profit for the period                                                25.69             28.26               38.24

 NUMBER OF SHARES
 Basic                                                             231,186,761       231,132,818         231,132,500
 Diluted                                                           231,567,521       231,430,057         231,534,876
Significant accounting policies and notes to accounts    19
--------------------------------------------------------------------------------------------------------------------

As per our report attached  For and on behalf of
                            the Board of Directors

FOR N.M. RAIJI & Co.,
Chartered Accountants

J.M GANDHI  AZIM HASHAM PREMJI     N. VAGHUL                    B.C. PRABHAKAR
Partner     Chairman and Managing  Director                     Director
             Director

            SURESH C. SENAPATY     SATISH MENON
            Corporate Executive    Corporate Vice President -
            Vice President -
            Finance                Legal & Company Secretary
Mumbai, January 17, 2003           Bangalore, January 17,2003

WIPRO LIMITED

                                                                                     (Rs. In 000s, except share numbers)
                                                                              ------------------------------------------
                                                                              AS OF DECEMBER 31,       AS OF MARCH 31,
                                                                              ------------------------------------------
                                                                                 2002          2001              2002
                                                                              ------------------------------------------
SCHEDULE 1   SHARE CAPITAL
AUTHORIZED
375,000,000 (2002: 375,000,000; 2001: 375,000,000  ) Equity shares of
Rs 2 each                                                                       750,000        750,000          750,000
2,500,000 (2002: 2,500,000; 2001: 2,500,000) 10.25 % Redeemable
Cumulative Preference Shares of Rs 100 each                                     250,000        250,000          250,000
                                                                              -----------------------------------------
                                                                              1,000,000      1,000,000        1,000,000
                                                                              -----------------------------------------
ISSUED, SUBSCRIBED AND PAID-UP
232,547,145 (2002: 232,465,689; 2001: 232,439,524) equity shares of Rs
2 each                                                                          465,094        464,879          464,931
                                                                              -----------------------------------------
                                                                                465,094        464,879          464,931
                                                                              =========================================

Notes:
1.  Of the above equity shares:

    i)   226,905,825 equity shares (2002: 226,905,825; 2001: 226,905,825), have been allotted as fully paid bonus shares by capitalization of Share Premium of Rs. 32,639 and General Reserves of Rs 421,173.

    ii)  1,325,525 equity shares (2002: 1,325,525; 2001: 1,325,525) have been allotted as fully paid-up, pursuant to a scheme of amalgamation, without payment being received in cash.

    iii) 3,162,500 shares representing 3,162,500 American Depository Receipts issued during 2000-2001 pursuant to American Depository offering by the Company.

    iv)  228,295 (2002: 146,839; 2001:6,505) equity share issued pursuant to
         Employee Stock Option Plan.

SCHEDULE 2    RESERVES AND SURPLUS

                                              --------------------------------------------------------------------------
                                                        AS OF      ADDITIONS             DEDUCTIONS             AS OF
                                                        APRIL                                                  DECEMBER,
                                                      1, 2002                                                  31, 2002
                                              --------------------------------------------------------------------------
CAPITAL RESERVES                                        9,500                                    -                9,500
                                                        9,500                                                     9,500
                                                        9,500              -                     -                9,500
                                              --------------------------------------------------------------------------
CAPITAL REDEMPTION RESERVE                            250,038              -                     -              250,038
                                                      250,038                                                   250,038
                                                      250,038              -                     -              250,038
                                              --------------------------------------------------------------------------
SHARE PREMIUM                                       6,386,235         88,352  (A)                -            6,474,587
                                                    5,920,208        437,664                                  6,357,872
                                                    5,920,208        466,027                     -            6,386,235
                                              --------------------------------------------------------------------------
REVALUATION RESERVE                                         -              -                     -                    -
                                                      890,072                               52,255   (b)        837,817
                                                      890,072              -               890,072                    -
                                              --------------------------------------------------------------------------
DEFERRED STOCK COMPENSATION                                            4,401                                      4,401
                                                            -              -                     -                    -
                                                            -              -                     -                    -
                                              --------------------------------------------------------------------------
INVESTMENT ALLOWANCE RESERVE                                -              -                     -                    -
                                                       14,500                               14,500                    -
                                                       14,500              -                14,500   (c)              -
                                              --------------------------------------------------------------------------
PROFIT & LOSS ACCOUNT                                              5,950,914                                  5,950,914
                                                                   6,541,072                                  6,541,072
                                              --------------------------------------------------------------------------
GENERAL RESERVE                                    18,814,390        794,718  (e)                -           19,609,108
                                                   12,100,305        581,004             2,432,045   (d)     10,249,264
                                                   12,100,305      9,146,130  (c)(e)     2,432,045           18,814,390
                                              --------------------------------------------------------------------------
                                                   25,460,163      6,838,385                                 32,298,548
                                                   19,184,623      7,559,740             2,498,800           24,245,563
                                                   19,184,623      9,612,157             3,336,617           25,460,163
                                              ==========================================================================

Corresponding figures for 2001 and 2002 are given below current year's figures

a)  Rs. 88,352 (2002: 35,414; 2001:7,051) pursuant to issue of shares under
    Employee Stock Option Plan and Rs. Nil (2002:Rs. 430,613; 2001: Rs. 430,613) on account of amalgamation of Wipro Net Limited with Wipro Limited.

b)  Transfer to Profit and Loss account Rs. Nil (2002: Rs. 39,388; 2001:
    Rs. 39,388) and reduction on account of sale of revalued assets and other adjustments Rs. Nil (2002: Rs. Nil; 2001: Rs. 12,866). The net difference of Rs. 850,684 was adjusted against revaluation reserve as on March 31, 2002.

c)  Transfer to General Reserve Rs. Nil (2002: Rs. 14,500; 2001: Rs. 14,500)

d) Deficit arising on account of amalgamation of Wipro Net Limited with Wipro Limited (refer note 7 of schedule 19).

e)  Additions to General Reserves includes:

------------------------------------------------------------------------------------------------------------------------
                                                               December 31, 2002    March 31, 2002    December 31, 2001
                                                             -----------------------------------------------------------
Accumulated losses of subsidiaries as on March 31, 2001                                (99,274)                 (99,274)
Write bank of diminution in value of investment in                                     108,196                  108,196
subsidiaries
Benefits arising on employee stock incentive plans                                      55,646                   55,646
Deferred tax assets (net) as of March 31, 2001                                          47,647                   31,581
Reserves of Wipro Equity Reward Trust as at March 31,                                  470,355                  470,355
2001
Transfer from investment allowance reserve                                              14,500                   14,500
Transfer from profit and loss account                                                8,549,060                        -
Equity in earnings of affiliates as of March 31, 2002:
Wipro GE medicals systems Ltd.                                        771,849
Wipro ePeripherals Ltd.                                                22,869
-------------------------------------------------------------------------------------------------------------------------
Total                                                                 794,718         9,146,130                  581,004
-------------------------------------------------------------------------------------------------------------------------

WIPRO LIMITED

                                                                                                             (Rs. In 000s)
                                                                       --------------------------------------------------
                                                          Note              AS OF DECEMBER 31,         AS OF MARCH 31,
                                                                       --------------------------------------------------
SCHEDULE 3   SECURED LOANS                              Reference             2002             2001             2002
                                                                       --------------------------------------------------
FROM BANKS
CASH CREDIT FACILITY                                        A                20,523           112,516          204,997
EXTERNAL COMMERCIAL BORROWINGS                              B                     -            60,899               -
FROM FINANCIAL INSTITUTIONS
asset credit scheme                                         c                28,200            48,200           48,200
DEVELOPMENT LOAN FROM GOVERNMENT OF KARNATAKA               D                 1,675             1,675            1,675
                                                                     --------------------------------------------------
                                                                             50,398           223,290          254,872
                                                                     ==================================================

NOTES:

a. Secured by hypothecation of stock-in trade, book debts, stores and spares, and secured/to be secured by a second mortgage over certain immovable properties.

b. Foreign currency loan secured by hypothecation of movable fixed assets in certain software development centers at Bangalore and specific plant and machinery of erstwhile Fluid Power unit.

c.  Secured by hypothecation of specific machinery / assets.

d. Secured by a pari-passu second mortgage over immovable properties at Mysore and hypothecation of movable properties other than inventories, book debts and specific equipments referred to in Note a above.

                                                                      ---------------------------------------------------
                                                                             As of December 31,        As of March 31,
                                                                      ---------------------------------------------------
SCHEDULE 4   UNSECURED LOANS                                                   2002             2001             2002
                                                                      ---------------------------------------------------
FIXED DEPOSITS                                                                     -              854              843

OTHER LOANS AND ADVANCES
Interest free loan from Government                                            60,145           54,097           58,470
Loans from state financial institutions                                        1,250            1,250            1,250
                                                                      ---------------------------------------------------
                                                                              61,395           56,201           60,563
                                                                      ===================================================

WIPRO LIMITED

SCHEDULE 5   FIXED ASSETS                                          (Rs. In 000s)

--------------------------------------------------------------------------------
Particulars                                     GROSS BLOCK
--------------------------------------------------------------------------------
                               AS OF                                    AS OF
                              APRIL 1,                  Deductions /   DEC 31,
                               2002        Additions    adjustments     2002
--------------------------------------------------------------------------------
Land                           584,916       28,938             -       613,854
Buildings                    1,470,580      421,653         3,037     1,889,196
Railway siding                      12            -             -            12
Plant and Machinery          6,299,405    1,299,400       286,406     7,312,399
Furniture fixture and
equipment                    1,280,868      157,623        14,638     1,423,853
Vehicles                       420,843      147,865        42,487       526,221
Technical Know-how              10,378            -             -        10,378
Patents and trademark
                                 2,034            -             -         2,034
--------------------------------------------------------------------------------
Total                       10,069,036    2,055,479       346,568    11,777,947
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
Particulars                                 PROVISION FOR DEPRECIATION                            NET BLOCK
----------------------------------------------------------------------------------------------------------------------
                               AS OF        Depreciation                        AS OF        AS OF          AS OF
                              APRIL 1,       for the        Deductions /       DEC 31,       DEC 31,       MARCH 31,
                                2002          period        adjustments         2002          2002          2002
----------------------------------------------------------------------------------------------------------------------
Land                             5,510          2,906              -             8,416        605,438         579,406
Buildings                       93,446         38,769        (24,084)          156,299      1,732,897       1,377,134
Railway siding                      12              -              -                12              -               -
Plant and Machinery          3,869,116      1,085,067        132,770         4,821,413      2,490,986       2,430,289
Furniture fixture and
equipment                      601,525        177,149         (2,220)          780,894        642,959         679,343
Vehicles                       189,832         71,699         21,837           239,694        286,527         231,011
Technical Know-how               9,949            321              -            10,270            108             429
Patents and trademark
                                   890            202              -             1,092            942           1,144
----------------------------------------------------------------------------------------------------------------------
Total                        4,770,280      1,376,113        128,303         6,018,090      5,759,857       5,298,756
----------------------------------------------------------------------------------------------------------------------

a. Land includes leasehold land Rs 9,978 ( 2002: 9,978; 2001 : Rs. 9,978  )

b. Buildings:

    i)   Includes shares worth Rs 2 (2002: Rs. 2 ; 2001: Rs. 2)

    ii)  Includes leasehold land / property Rs 4,241 (2002: Rs. 4,241; 2001:
         Rs. 4,241)

    iii) Is net of depreciation during construction period.

WIPRO LIMITED

 SCHEDULE 6 INVESTMENTS
                                                            ------------------------------------------------------------------------
 ( RS. IN 000S EXCEPT SHARE NUMBERS AND FACE VALUE)                                          AS OF DECEMBER 31,      AS OF MARCH 31,
                                                            ------------------------------------------------------------------------
ALL SHARES ARE FULLY PAID UP UNLESS OTHERWISE STATED                        FACE
                                                                 NUMBER     VALUE            2002            2001           2002
                                                            ------------------------------------------------------------------------
  INVESTMENTS - LONG TERM (AT COST)

INVESTMENT IN AFFILIATES
Wipro GE Medical Systems Ltd #                                                              513,219            -              -
WeP Peripherals Ltd                                                                         117,470            -              -
                                                                                      ----------------------------------------------
                                                                                            630,689            -              -
                                                                                      ----------------------------------------------
INVESTMENTS IN EQUITY SHARES OF OTHER COMPANIES
QUOTED
TRADE INVESTMENTS
  Dynamatic Technologies Ltd                                       3732    Rs 10
                                                                                                 66           66             66
  Rasoi Ltd                                                         112    Rs 10                  2            2              2
  Mannesmann Rexorth (India) Ltd                                     50    Rs 10                  1            1              1
  Oswal Agro Mills Ltd                                               80    Rs 10                  3            3              3
  DCM Ltd (sold during the year)                                     31    Rs 10                  -            1              1
  DCM Shriram Industries Ltd                                         55    Rs 10                  2            2              2
  DCM Shriram Consolidated Ltd                                       41    Rs 10                  2            2              2
  Shriram Industrial Enterprises Ltd                                 74    Rs 10                  1            1              1
  Zensar Technologies Ltd. (sold during the year)                    75    Rs 10                  -            2              2
  The National Radio and Electronics Co. Ltd. (sold
    during the year)                                                100    Rs 10                  -            2              2
  Hindustan Lever Ltd.                                            6,240    Rs 10                 17           17             17
  Hindustan Motors Ltd.                                             200    Rs 10                  4            4              4
  Tata Engineering and Locomotive Co. Ltd.                           80    Rs 10                  2            2              2
  Ashok Leyland Ltd. (sold during the year)                          50    Rs 10                  -            1              1
  Ambalal Sarabhai Enterprises Ltd.                                  42    Rs 10                  1            1              1
  Nestle India Ltd. (sold during the year)                          300    Rs 10                  -            4              4
  Surya Roshni Ltd. (sold during the year)                           87    Rs 10                  -            4              4
  Cadbury India Ltd. (sold during the year)                          80    Rs 10                  -           10             10
  Hindustan Dor Oliver Ltd. (sold during the year)                   50    Rs 10                  -            5              5
  KSB Pumps Ltd.                                                     50    Rs 10                 11           11             11
  Britannia Industries Ltd.                                         150    Rs 10                 24           24             24
  Exide Industries Ltd.                                             200    Rs 10                 15           15             15
  Amrit Banaspati Co. Ltd.                                          100    Rs 10                  8            8              8
  Procter & Gamble India Ltd.                                        50    Rs 10                 13           13             13
  Crompton Greaves Ltd.                                              50    Rs 10                  7            7              7
  Phillips (India) Ltd.                                             100    Rs 10                 13           13             13
  Velvette International Pharma Products Ltd.                       100    Rs 10                  2            2              2
  International Best Foods Ltd.                                     240    Rs 10                 12           12             12
  Dynamatic Technologies Ltd                                        100    Rs 10                  1            1              1
  HDFC Bank Ltd                                                     100    Rs 10                  1            1              1
                                                                                      ----------------------------------------------
                                                                                                208          237            237
                                                                                      ----------------------------------------------
- UNQUOTED
Wipro GE Medical Systems Ltd. #                               4,900,000    Rs 10                  -       49,000         49,000
Wipro Fluid Power Ltd                                         1,863,520    Rs.10                  -       18,635
Spectramind eServices Pvt. Ltd.                               6,221,741    Rs 10                  -       96,200        144,299
WeP Peripherals Limited                                       5,460,000    Rs 10                  -       54,600         54,600
All Seasons Foods Ltd.                                              100    Rs.10                  2            2              2
Sylantro                                                       1,00,000    US$ 0.1              480          479            489
                                                                                      ----------------------------------------------
                                                                                                482      218,916        248,390
                                                                                      ----------------------------------------------
INVESTMENTS IN PREFERENCE SHARES / DEBENTURES OF OTHER
COMPANIES
UNQUOTED
Convertible preference shares in Wipro Fluid Power Ltd.         543,300    Rs.100                 -        54,330             -
12.5% unsecured convertible debentures of Wipro
ePeripherals Ltd.                                              4,00,000    Rs.100                 -        40,000        40,000
Convertible preference shares in Spectramind eServices
pvt. Ltd.                                                    28,760,140    Rs.10                  -       143,800       215,701
                                                                                      ----------------------------------------------
                                                                                                  -       238,130       255,701
                                                                                      ----------------------------------------------
OTHER INVESTMENTS (UNQUOTED)
Redeemable floating rate bonds of State Bank of India             2,500    Rs 1,000           2,500        2,500          2,500
Indira Vikas Patra                                                                           47,952       47,952         47,952
National Saving Certificates (held in custody by Andhra                                           6
Pradesh Govt.)
Bonds of GE Capital Services India                                                                -       68,439              -
                                                                                      ----------------------------------------------
                                                                                             50,458      118,891         50,452
                                                                                      ----------------------------------------------
INVESTMENTS - SHORT TERM:
IN MONEY MARKET MUTUAL FUNDS
Alliance Capital Mutual Fund (40,760,773 units redeemed      18,189,384                     265,565      288,601        265,910
during the period)
Franklin Templeton Mutual Fund (1,158,768 units redeemed        587,211                     681,700      365,278        452,168
during the period)
Prudential ICICI Mutual Fund (358,593,950 units redeemed                                                                924,966
during the period)                                          132,502,532                   1,527,520      885,184
HDFC Mutual Fund (440,126,994 units redeemed during the     160,487,280                   1,791,620      998,550        521,910
period )
Standard Chartered Mutual Fund (183,886,190 units
redeemed during the period)                                  84,509,715                     980,800      305,701        230,320
Reliance Mutual Fund (155,836,925 units redeemed during      54,558,293                     788,100      245,933        505,064
the period)
Zurich India Mutual Fund (324,921,205 units redeemed         94,256,631                   1,069,900      443,956        400,499
during the period)
Franklin Templeton India Mutual Fund (35,080,663 units
redeemed during the period)                                  16,890,816                     249,300      221,561         98,842
Cholamandalam Mutual Fund (27,700,326 units redeemed
during the period)                                                    -                                  145,118        147,389
Kotak Mutual Fund (126,051,037 units redeemed during the     47,420,648                     515,165      308,273        225,154
period)
J M Mutual Fund (8,359,597 units redeemed during the          8,354,450                      87,700            -              -
period)
DSP Merrill Lynch Mutual Fund (7,841,215 units redeemed
during the period)                                            7,835,360                      80,600
Birla Mutual Fund (78,814,678 units redeemed during the      44,058,495                     411,096      354,638        353,820
period)
                                                                                      ----------------------------------------------
                                                                                          8,449,066    4,562,793      4,126,042
                                                                                      ----------------------------------------------

                                                                                      ----------------------------------------------
                Total                                                                     9,130,903    5,138,967      4,680,822
                                                                                      ==============================================

  NOTES :
  #Equity investments in this company carry certain restrictions on transfer of shares that are normally provided for in joint venture / venture funding
    Agreement.

WIPRO LIMITED


                                                                                    (Rs. In 000s)

                                                  -----------------------------------------------
                                                    AS OF DECEMBER 31,         AS OF MARCH 31,
                                                  -----------------------------------------------
                                                       2002             2001             2002
                                                  -----------------------------------------------
SCHEDULE 7 INVENTORIES
Stores and Spares                                    32,707            34,860           31,425
Raw Materials                                       368,049           365,544          453,018
Stock-in-process                                    138,729           100,633           84,722
Finished goods                                      417,280           371,144          365,435
                                                  -----------------------------------------------
                                                    956,765           872,181          934,600
                                                  ===============================================

Basis of stock valuation:
Raw materials, stock-in-process and stores and spares at or below cost. Finished products at cost or net realisable value, whichever is lower.

SCHEDULE 8 SUNDRY DEBTORS
(UNSECURED)
Over Six Months
Considered good                                     799,262           517,008             686,166
Considered doubtful                                 640,335           557,619             506,630
                                                  -----------------------------------------------
                                                  1,439,597         1,074,627           1,192,796
                                                  -----------------------------------------------
OTHERS
Considered good                                   6,615,502         5,029,992           5,828,459
Considered doubtful                                       -            40,763               5,737
                                                  -----------------------------------------------
                                                  6,615,502         5,070,755           5,834,196
                                                  -----------------------------------------------
Less: Provision for doubtful debts                  640,335           598,382             512,367
                                                  -----------------------------------------------
                                                  7,414,764         5,547,000           6,514,625
                                                  ===============================================

SCHEDULE 9 CASH AND BANK BALANCES
CASH AND CHEQUES ON HAND                            185,787           129,152             299,481
BALANCES WITH SCHEDULED BANKS
On Current account                                  738,369           656,336             588,229
In Deposit account                                2,240,025           244,800             100,295
BALANCES WITH OTHER BANKS IN CURRENT ACCOUNT
Midland Bank, U K                                         -           129,791             146,146
Wells Fargo, U S A                                   97,827            85,577           1,081,773
Nations Bank                                                                -              97,627
Deutsche Bank                                                               -             487,942
Societe General                                                        77,136             198,324
Bank of America                                      11,357            26,117              27,142
Standard Chartered Bank                               4,123                 -                   -
Shanghai C&S Bank                                       126                 -                   -
Bank of Scotland                                    480,000
Danske Bank                                         480,000                 -                   -
National City Bank                                   84,336                 -                   -
Allied Irish Banks                                  240,000
American express centurion                          480,000
Svenska Handelsbanken                               240,000
Hongkong & Shanghai Bank                                716
Bank of Tokyo                                        22,318
First Chicago                                             -            60,782                 976
Citibank                                                  -                 -               1,949
FCC National Bank                                         -            55,090                 976
Chase Manhattan                                           -            59,528               1,025
Great Western Bank                                       25                25                  24
                                    -------------------------------------------------------------
                                                  5,305,009         1,524,334           3,031,909
                                    =============================================================
Maximum balances during the year
Inkom Bank, Russia                                                                              -
Midland Bank, U K                                                                         387,177
Wells Fargo, U S A                                                                        986,037
Nations Bank                                                                               97,627
Deutsche Bank                                                                             487,942
Societe General                                                                           460,378
Bank of America                                                                            36,958
First Chicago                                                                             390,806
Citibank                                                                                  875,432
FCC National Bank                                                                         391,739
Chase Manhattan                                                                           421,815
Great Western Bank                                                                             24

WIPRO LIMITED

                                                                                                                  (Rs. In 000s)
                                                                      ---------------------------------------------------------
                                                                                AS OF DECEMBER 31,             AS OF MARCH 31,
                                                                      ---------------------------------------------------------
                                                                                   2002              2001               2002
                                                                      ---------------------------------------------------------
SCHEDULE 10 LOANS AND ADVANCES
(Unsecured, considered good unless otherwise stated)

Advances recoverable in cash or in kind or for value to be received
Considered good                                                                 1,416,673          1,245,538            949,297
Considered doubtful                                                                71,692            131,087             71,451
                                                                      ---------------------------------------------------------
                                                                                1,488,365          1,376,625          1,020,748
                                                                      ---------------------------------------------------------

Less: Provision for doubtful advances                                              71,692            131,087             71,451
                                                                      ---------------------------------------------------------
                                                                                1,416,673          1,245,538            949,297
                                                                      ---------------------------------------------------------
Certificate of deposits with foreign banks                                        481,609          6,109,922          5,287,219
Inter Corporate Deposits:
         GE Capital Services India                                                200,741            719,191            819,891
         Citicorp Financial services Limited                                       35,497                                     -
         ICICI Limited                                                                  -            376,800          1,245,200
                                                                      ---------------------------------------------------------
                                                                                  236,238          1,095,991          2,065,091
                                                                      ---------------------------------------------------------
Other Deposits                                                                    633,517            535,094            549,089
Advance income-tax (net of provision)                                             496,273            432,607            243,485
Balances with excise and customs                                                    9,735             23,288             38,821
Unbilled Services                                                               1,230,460            857,653            953,808
                                                                      ---------------------------------------------------------
                                                                                4,504,505         10,300,093         10,086,810
                                                                      =========================================================

   Note:
   a) Other Deposits include Rs 25,000 ( 2002 :Rs. 25,000; 2001: 25,000)
      security deposits for premises with a firm in which a director is Interested

SCHEDULE 11 LIABILTIES
Sundry Creditors                                                                1,891,601          2,010,286          2,268,027
Unclaimed dividends                                                                 1,588              1,674              1,588
Advances from customers                                                           756,996            827,668            870,030
Other liabilities                                                               3,096,338          2,441,794          2,083,509
Unbilled Services                                                                 297,621                  -                  -
Interest accrued but not due on loans                                                 186                469                301
                                                                                -----------------------------------------------
                                                                                6,044,330          5,281,891          5,223,455
                                                                                ===============================================

SCHEDULE 12 PROVISIONS
Employee retirement benefits                                                      609,202            535,516            408,990
Proposed dividend                                                                       -                  -            232,466
Tax on proposed dividend                                                                -                  -                  -
Other Provision                                                                         -                  -             11,700
                                                                                -----------------------------------------------
                                                                                  609,202            535,516            653,156
                                                                                ===============================================

                                                                             ---------------------------------------------------
                                                                             NINE MONTHS ENDED                        YEAR ENDED
                                                                               DECEMBER 31,                            MARCH 31,
                                                                             ---------------------------------------------------
SCHEDULE 13 OTHER INCOME                                                            2002              2001                2002
                                                                             ---------------------------------------------------
Dividend from mutual funds                                                         20,737             59,953            279,549
Dividend from companies                                                                 -              1,820              5,096
Interest on debt instruments                                                      207,637            585,553            753,287
Rental Income                                                                      19,453             15,038             19,227
Profit on Sale of Investments                                                     315,819                  -                  -
Profit on disposal of fixed assets                                                  2,959             17,428             36,251
Difference in exchange                                                            321,687            175,304            214,187
Brand fees                                                                         40,242             39,762             53,016
Royalty                                                                             5,000             31,344             39,344
Provision no longer required written back                                          21,291             57,355            115,354
Miscellaneous Income                                                               40,190             33,834             42,925
                                                                                  ---------------------------------------------
                                                                                  995,015          1,017,391          1,558,236
                                                                                  =============================================

   Notes: Tax deducted at source Rs.104,805 (2002 : Rs. 130,897; 2001:107,544)

WIPRO LIMITED

                                                                                                                  (Rs. In 000s)
                                                                            ---------------------------------------------------
                                                                            NINE MONTHS ENDED                        YEAR ENDED
                                                                               DECEMBER 31,                           MARCH 31,
                                                                            ---------------------------------------------------
                                                                                   2002               2001               2002
                                                                            ---------------------------------------------------
SCHEDULE 14 COST OF GOODS SOLD
Raw materials, Finished and Process Stocks  (refer - schedule 17)               5,590,272          5,641,065          7,952,910
Stores & Spares                                                                   124,841            206,003            184,958
Power and Fuel                                                                    265,824            241,121            307,910
Salaries, wages and bonus                                                       3,604,233          2,893,832          3,792,838
Contribution to provident and other funds                                         133,483            107,162            143,459
Gratuity and pension                                                              149,764             97,439            121,292
Workmen and Staff welfare                                                         111,692            116,596            154,060
Insurance                                                                          18,060             12,846             16,797
Repairs to factory buildings                                                        6,361              8,782             10,790
Repairs to Plant & Machinery                                                      282,526             13,301            116,510
Rent                                                                              161,792            164,472            202,116
Rates & Taxes                                                                      22,887              5,386             11,933
Packing                                                                            49,033             47,277             63,358
Travelling and allowances                                                       6,119,361          4,030,820          5,492,051
Depreciation                                                                      824,056            799,895          1,108,743
Technical fees                                                                    126,881            109,251            136,439
Miscellaneous                                                                   1,981,456          1,238,550          1,848,772
Less: Capitalized                                                                (101,254)           (35,319)           (76,268)
                                                                               ------------------------------------------------
                                                                               19,471,268         15,698,479         21,588,668
                                                                               ================================================

SCHEDULE 15 SELLING GENERAL AND ADMINISTRATIVE EXPENSES
Salaries, wages and bonus                                                         881,474            631,078            770,021
Contribution to provident and other funds                                          28,074             18,779             25,191
Gratuity and pension                                                               36,283             28,536             32,959
Workmen and Staff welfare                                                          99,772             74,276            114,501
Insurance                                                                           6,845              4,836              6,108
Repairs to buildings                                                                3,817              1,380              3,781
Rent                                                                               99,344             87,264            121,202
Rates and taxes                                                                    53,108             28,586             21,764
Carriage and freight                                                               97,989            130,961            166,776
Commission on sales                                                                31,341            (26,775)           108,583
Auditors' remuneration and expenses
    Audit fees                                                                      4,738              2,474              3,522
    For certification including tax audit                                             114                  -                969
    Reimbursement of expenses                                                         227                204                859
Advertisement and sales promotion                                                 295,324            233,284            316,252
Loss on sale of fixed assets                                                        2,794              1,207             10,648
Directors' fees                                                                        62                752                800
Depreciation                                                                      281,037            244,908            319,495
Travelling and allowances                                                       1,777,559          1,065,864          1,586,529
Communication                                                                     176,348            117,864            112,765
Provision/write off of bad debts                                                  155,895            264,705            265,224
Diminution in value of investments (mutual fund units)                                  -                  -            163,147
Miscellaneous                                                                     602,058            478,212            611,179
                                                                               ------------------------------------------------
                                                                                4,634,203          3,388,395          4,762,275
                                                                               ================================================

WIPRO LIMITED

                                                                                                                (Rs. In 000s)
                                                                            -------------------------------------------------
                                                                            NINE MONTHS ENDED                      YEAR ENDED
                                                                               DECEMBER 31,                         MARCH 31,
                                                                            -------------------------------------------------
                                                                                   2002               2001             2002
                                                                            -------------------------------------------------
SCHEDULE 16 INTEREST
On fixed loans                                                                    5,031              7,422              9,124
Other                                                                            13,201             11,881             20,573
                                                                             ------------------------------------------------
                                                                                 18,232             19,303             29,697
                                                                             ================================================

SCHEDULE 17 RAW MATERIALS, FINISHED AND PROCESS STOCKS
CONSUMPTION OF RAW MATERIALS AND BOUGHT OUT COMPONENTS
Opening stocks                                                                  439,930            499,536            499,536
Add: Purchases                                                                3,293,839          2,221,108          3,720,523
Less: Transfer on sale of undertaking                                                 -                  -             46,496
Less: Closing stocks                                                            368,049            365,544            439,930
                                                                              -----------------------------------------------
                                                                              3,365,720          2,355,100          3,733,633
                                                                              -----------------------------------------------

                                                                              -----------------------------------------------
PURCHASE OF FINISHED PRODUCTS FOR SALE                                        2,330,404          3,149,437          4,206,410
                                                                              -----------------------------------------------
(INCREASE)/DECREASE IN FINISHED AND PROCESS STOCKS
Opening stock                             : In process                           84,722            121,190            121,190
                                          : Finished products                   365,435            487,115            487,115

Less: Transfer on sale of undertaking     : In Process                                                   -             81,002
                                          : Finished Products                                            -             64,279

Less: Closing stocks                      : In process                          138,729            100,633             84,722
                                          : Finished products                   417,280            371,144            365,435
                                                                              -----------------------------------------------
                                                                               (105,852)           136,528             12,867
                                                                              -----------------------------------------------

                                                                              -----------------------------------------------
                                                                              5,590,272          5,641,065          7,952,910
                                                                              ===============================================

SCHEDULE 18 NON - RECURRING / EXTRAORDINARY ITEMS
Loss of discontinued ISP business                                               378,199
                                                                              -----------------------------------------------
                                                                                378,199
                                                                              ===============================================

WIPRO LIMITED

SCHEDULE -19 SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTING CONVENTION
The preparation of consolidated financial statements in conformity with Indian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

Basis of preparation of financial statements -

The accompanying consolidated financial statements have been prepared in accordance with Indian generally accepted accounting principles.

Principles of consolidation -

The consolidated financial statements include the financial statements of Wipro and all of its subsidiaries, which are more than 50% owned and controlled and its affiliates where the Company holds more than 20% control. All material inter-company accounts and transactions are eliminated on consolidation. The company accounts for investments by the equity method where its investment in the voting stock gives it the ability to exercise significant influence over the investee.

REVENUE RECOGNITION
- Sales include applicable sales tax unless separately charged, export incentives, and are net of discounts.

-        Sales are recognized on despatch, except in the following cases:

         - Consignment sales are recognized on receipt of statement of account from the agent

         - Sales, which are subject to detailed acceptance tests, revenue is reckoned based on milestones for billing, as provided in the contracts

         - Revenue from software development services includes revenue from time and material and fixed price contracts. Revenue from time and material contracts are recognized as related services are performed. With reference to fixed price contracts is recognized in accordance with percentage of completion method of accounting

- Export incentives are accounted on accrual basis and include estimated realizable values/benefits from special import licenses and Advance licenses.

-        Agency commission is accrued on shipment of consignment by principal.

- Maintenance revenue is considered on acceptance of the contract and is accrued over the period of the contract.

-        Other income is recognized on accrual basis.

FIXED ASSETS AND DEPRECIATION
Fixed assets were revalued in March 1997. In January 2002 the revaluation reserves were reversed against the carrying value of fixed assets. Consequently, fixed assets are now stated at historical cost less depreciation.

Interest on borrowed money allocated to and utilized for fixed assets, pertaining to the period up to the date of capitalization and other revenue expenditure incurred on new projects is capitalized. Assets acquired on hire purchase are capitalized at the gross value and interest thereon is charged to Profit and Loss account. Renewals and replacement are either capitalized or charged to revenue as appropriate, depending upon their nature and long-term utility.

In respect of leased assets, lease rentals payable during the year is charged to Profit and Loss account.

Depreciation is provided on straight line method at rates specified in Schedule XIV to the Companies Act, 1956, except on computers, furniture and fixture, office equipment, electrical installations (other than those at factories) and vehicles for which commercial rates are applied. Technical know-how is amortized over six years. In Wipro Inc, Enthink Inc and Wipro Japan KK depreciation is provided on Written Down Value method.

INVESTMENTS
Long term Investments are stated at cost and short term investments are valued at lower of cost and net realizable value. Diminution in value is provided for where the management is of the opinion that the diminution is of permanent nature.

INVENTORIES
Finished goods are valued at cost or net realizable value, whichever is lower. Other inventories are valued at cost less provision for obsolescence. Indigenously developed software products are valued at cost, which reflects their remaining economic life. Small value tools and consumables are charged to consumption on purchase. Cost is computed on weighted average basis.

PROVISION FOR RETIREMENT BENEFITS
For employees covered under group gratuity scheme of LIC, gratuity charged to Profit and Loss account is on the basis of premium demanded by LIC. Provision for gratuity (for certain category of employees) and leave benefit for employee's is determined as per actuarial valuation at the year end. Defined contributions for provident fund and pension are charged to the Profit and Loss account based on contributions made in terms of applicable schemes, after netting off the amounts rendered surplus on account of employees separated from the Company.

WIPRO LIMITED

DEFERRED TAX

Tax expenses charged to Profit and Loss account is after considering deferred tax impact for the timing difference between accounting income and tax income.

FOREIGN CURRENCY TRANSACTIONS
Foreign currency transactions are recorded at the spot rate at the beginning of the concerned month. Year end balances of foreign currency assets and liabilities are restated at the closing rate/forward contract rate, as applicable. Resultant differences in respect of liabilities relating to acquisition of fixed assets are capitalized. Other differences on restatement or payment are adjusted to revenue account.

Forward premium in respect of forward exchange contracts are recognized over the life of the contract, except that premium relating to foreign currency loans for the acquisition of fixed assets are capitalized

RESEARCH AND DEVELOPMENT
Revenue expenditure on research and development is charged to Profit and Loss account and capital expenditure is shown as addition to fixed assets.

NOTES TO ACCOUNTS
For preparation of interim financial statements, the same policies, which have been followed in the most recent annual financial statements, have been followed.

         1. Goodwill arising on account of acquisition of subsidiaries and affiliates is not being amortized. Goodwill in the balance sheet represents goodwill arising on acquisition of the following:

                                                           (Rs. In 000s)
------------------------------------------------------------------------
Wipro Fluid Power Limited                                         18,271
Spectramind e Services Private Limited                         3,568,494
GE Medical Systems Information Technologies Limited              208,960
Global energy practice of AMS Inc.                             1,038,267
                                                               ---------
                                                               4,833,992
------------------------------------------------------------------------

         2.       Acquisition of Spectramind

                  In July 2002, the Company acquired controlling equity interest in Spectramind e Services Private Limited ("Spectramind"), a leading IT-enabled service provider in India providing remote processing services to large global corporations in the US, UK, Australia and other developed markets. The shares and warrants acquired, together with shares previously held by the Company, represent 89% of the outstanding shares of Spectramind. The aggregate purchase price for the acquisition, including the cost of acquisition of the shares previously held by the Company, was Rs. 4,176,552. In September 2002, the company acquired an additional 3% of the outstanding shares for Rs 169,638. The results of operations of Spectramind are consolidated in the Company's financial statements from July 1, 2002.

                  The Company has also entered into a call and put option arrangement with the management team and employees of Spectramind to acquire the unvested options. The put and call option can be exercised, at the fair market value, during the six month period commencing from 190 days from the date of exercise of the options.

                  The excess of consideration paid over the book value of assets acquired has been recognized as goodwill. The details of consideration paid, book value of assets acquired and goodwill arising from the acquisition is outlined below :

                                           (Rs. In 000s)
--------------------------------------------------------
Cash and bank balances                           160,615
Net current assets                               692,747
Minority interest                                (68,286)
Goodwill                                       3,568,494
                                               ---------
                                               4,353,570
--------------------------------------------------------

         3. Acquisition of GE Medical Systems Information Technologies Limited (GEMSIT)

                  In August 2002, Wipro Limited acquired 60% equity interest in GE Medical Systems Information Technologies Limited (GEMSIT), an India based company engaged in the development of health care related software, and the technology rights in the business of GEMSIT from GE group for a consideration of Rs. 180,776.

                  The excess of consideration paid over the book value of assets acquired has been recognized as goodwill. The details of consideration paid, book value of assets acquired and goodwill arising from the acquisition is outlined below:

                                         (Rs. In 000s)
------------------------------------------------------
Cash and bank balances                          35,184
Current assets                                  19,066
Minority interest                              (21,700)
Goodwill                                       148,226
                                               -------
                                               180,776
------------------------------------------------------

WIPRO LIMITED

         In December 2002, the Company acquired the remaining 40% minority equity interest for Rs 97,051. The acquisition resulted in goodwill of Rs. 60,734.

         4. In December 2002, the Company acquired the global energy practice of American Management Systems for an aggregate consideration of Rs. 1,180,415. The global energy practice, which addresses the IT requirements of enterprises in energy and utilities sector, has a team of 90 domain experts and IT consultants with expertise in the areas of complex billing and settlement in energy markets, systems integration, enterprise application integration, and program management capabilities. The excess of consideration paid over the book value of assets acquired has been recognized as goodwill. The details of consideration paid, book value of assets acquired and goodwill arising from the acquisition is outlined below.

                                                   (Rs. In 000s)
----------------------------------------------------------------
Fixed Assets                                              15,586
Receivables                                              126,562
Goodwill                                               1,038,267
                                                       ---------
                                                       1,180,415
----------------------------------------------------------------

         5. The company has a 49% equity interest in Wipro GE Medical Systems Limited (WGE), a joint venture with General Electric, USA. The joint venture agreement provides specific rights to the joint venture partners. The rights conferred to Wipro are primarily protective in nature. Therefore, in accordance with the guidance in Accounting Standard 27 " Financial Reporting of Investments in Joint Ventures" the investments in Wipro GE have been accounted for by equity method and not by proportionate consolidation method.

                  Investments in Wipro e Peripherals have been accounted for by equity method.

         6. The Company was engaged in the business of providing corporate ISP services. Based on a review of this business, the company decided to discontinue the existing infrastructure based ISP business, but continue with the managed network and remote management services. Managed network and remote management services are currently being offered as part of total IT solutions. In June 2002, the management formally approved a plan to discontinue the infrastructure based corporate ISP services. The costs associated with the discontinuance including asset impairment charges and other exit costs have been reflected as extraordinary expenses.

                  The customers are being transitioned to an independent service provider. The consideration payable by the service provider to the Company is dependent on the occurrence of certain contingent events.

                  The total consideration received is Rs. 25 Mn and is adjusted against the extraordinary loss arising out of the same.

                  In addition deferred consideration is receivable based on revenue generated by transferred customers over one year period. Such consideration will be determined only at a future date and will be accounted on crystallization.

         7. During fiscal 2002, the company acquired 1,791,385 shares, representing 8% of the equity capital of Wipro Net Limited
                  (WNL). Consequent to this investment, WNL has become a fully owned subsidiary of the Company. The board of directors of both the companies decided to amalgamate WNL into the company with effect from April 2001. Accordingly, the Karnataka High Court approved the scheme of amalgamation. The scheme of amalgamation has been given effect to in the accounts of the Company for the year ended March 31, 2002, on the pooling of interest method. The share premium of WNL is credit to Wipro Limited. The deficit of Rs. 2,432,045 arising on amalgamation as detailed below was transferred to General Reserve:

                                                                  (Rs. In 000s)
-------------------------------------------------------------------------------
Fixed Assets                                      433,507
Net Current Assets                                 71,753
Less: Loans                                        90,000
Net Tangible assets as of March 31, 2001                                415,260
Less: Investments in WNL by the Company                               2,416,692
Less: Share premium                                                     430,613
                                                                      ---------
Deficit transferred to General Reserve                                2,432,045
-------------------------------------------------------------------------------

         8.       Deferred tax comprise of:

                                                     (Rs. In 000s)
------------------------------------------------------------------
Deferred tax assets:
       Allowance for doubtful debts                        102,364
       Property plant and equipment                        116,743
       Employee stock incentive plan                        38,902
       Accrued expenses                                     42,192
       Business losses carried forward                     140,951
                                                           -------
                                                           441,152
------------------------------------------------------------------

WIPRO LIMITED

         9.       Provision for taxation comprises of following:

                  (i)      Rs. 418,570 (2002: Rs. 388,837; 2001: Rs. 188,675) in
                           respect of foreign taxes, net of deferred tax of Rs. Nil (2002: Rs. 53,967; 2001: Rs. 53,967) and write back of provision of Rs. Nil (2002: 87,189; 2001: Rs. 40,951) in respect of earlier year

                  (ii)     Rs. 383,701 (2002: 337,163; 2001: Rs. 329,110) in
                           respect of Indian Income Tax, net of tax benefit from discontinued business of Rs. 156,235, net of deferred tax expense of Rs. 90,130 (2002: Rs. 236,130; 2001:
                           Rs. Nil) and write back of provision of Rs.193,612 (2002: Rs. 19,921; 2001: Rs. 42,000) in respect of earlier years.

                  (iii)    Rs.2,250 (2002: Rs. 3,000; 2001: Rs. 2,250) in
                           respect of Wealth Tax.

         10.      The details of subsidiaries and affiliates are as follows -

----------------------------------------------------------------------------------------------------
a) NAME OF THE SUBSIDIARY                         COUNTRY OF INCORPORATION                 % HOLDING
     Wipro Fluid Power Limited                    India                                          98%
     Wipro Inc                                    USA                                           100%
     Enthink Inc                                  USA                                            - *
     Wipro Japan KK                               Japan                                         100%
     Wipro Prosper Limited                        India                                         100%
     Wipro Trademarks holding Limited             India                                         100%
     Wipro Welfare Limited                        India                                         100%
     Wipro Healthcare IT Limited                  India                                         100%
     Wipro Spectramind eServices Limited          India                                          92%
     Wipro Technology Inc.                        USA                                            - *
     Wipro Holdings Mauritius Limited             Mauritius                                     100%
b) Wipro Equity Reward Trust                      India                       Fully controlled trust
c) NAME OF THE AFFILIATE
     Wipro GE Medical Systems Limited             India                                          49%
     WeP Peripherals Limited                      India                                       39.64%
----------------------------------------------------------------------------------------------------

* Fully owned by Wipro Inc.

         11. Diluted EPS is calculated based on treasury stock method for ESOP outstanding.

         12. Amount received from employees on exercise of stock option, pending allotment of shares is shown as share application money pending allotment.

         13. Corresponding figures for previous periods presented have been regrouped, where necessary, to confirm to this period classification. Current period figures are not comparable with the previous period figures to the extent of WeP Peripherals Limited and Wipro GE Medical Systems Limited which are consolidated as per Accounting Standard 23 and other subsidiaries acquired during the current period.

WIPRO LIMITED

CASH FLOW STATEMENT
                                                                                                                 (Rs. In 000s)
                                                                       -------------------------------------------------------
                                                                       NINE MONTHS ENDED                            YEAR ENDED
                                                                          DECEMBER 31,                               MARCH 31,
                                                                       -------------------------------------------------------
                                                                             2002                2001                  2002
                                                                       -------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Profit before tax from continuing operations                            7,315,877           7,157,987             9,707,309
   Adjustments to reconcile Net profit before tax and non
     recurring items to net cash provided by operating
     activities:
     Depreciation and amortization                                         1,064,564             943,446             1,256,011
     Foreign currency translation gains                                     (321,687)            (48,240)             (119,637)
     Loss of discontinued operations                                                                   -                     -
     Minority interest                                                        34,679                   -                     -
     Equity in earnings of affiliates                                        307,630                   -                     -
     Retirement benefits provision                                           200,212             130,615                (6,413)
     Others                                                                     (298)                  -               (12,676)
     Interest on borrowings                                                   18,232                   -                28,941
     Dividend / interest                                                    (544,193)           (647,326)             (873,941)
     Loss / (Gain) on sale of property, plant and equipment                   (2,959)            (17,428)              (25,603)

Operating cash flow before changes in working capital                      8,072,057           7,519,054             9,953,991

       Trade and other receivable                                           (536,680)            929,969              (221,660)
       Loans and advances                                                   (469,931)           (895,635)             (778,532)
       Inventories (other than stock-in-trade land)                          (22,165)            280,349               217,929
       Trade and other payables                                              356,778             340,303               566,620
                                                                         -----------------------------------------------------
Net cash provided by operations                                            7,400,059           8,174,040             9,738,348
Direct taxes paid                                                         (1,123,339)           (950,577)           (1,199,885)
                                                                         -----------------------------------------------------
NET CASH PROVIDED BY CONTINUING OPERATIONS                                 6,276,720           7,223,463             8,538,463
                                                                         -----------------------------------------------------
NET CASH PROVIDED BY DISCONTINUING OPERATIONS                                 31,014             (12,864)               13,679
                                                                         -----------------------------------------------------
NET CASH PROVIDED BY OPERATIONS                                            6,307,734           7,210,599             8,552,142
                                                                         -----------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditure on property, plant and equipment (including
advances)                                                                 (1,521,253)         (1,977,203)           (2,433,022)
Proceeds from sale of property, plant and equipment                           84,634              79,012               194,650
Purchase of investments                                                  (30,243,692)         (6,027,392)           (5,709,805)
Inter Corporate deposits placed / matured                                  1,828,853               5,800              (963,300)
Certificate of Deposits with foreign banks                                 4,805,610          (2,783,814)           (1,961,111)
Sale / maturities on Investments                                          26,236,496              77,029               145,468
Payment for acquisition, net of cash acquired                             (5,085,443)                  -                     -
Divided received                                                              20,737              61,773               284,645
Interest received                                                            207,637             585,553               560,355
                                                                         -----------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                                     (3,666,421)         (9,979,242)           (9,882,120)
                                                                         -----------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of Stock Option Plan grants                            88,515               7,064                35,479
Share application money pending allotment                                     (2,399)                  -                     -
Dividends paid                                                              (232,466)           (128,071)             (128,071)
Proceeds from issuance / (repayment) of borrowings                          (221,863)           (174,381)             (133,886)
                                                                         -----------------------------------------------------
Net cash provided by/(used in) financing activities                         (368,213)           (295,388)             (226,478)
                                                                         -----------------------------------------------------

Net increase/ (decrease) in cash and cash equivalents during
the year                                                                   2,273,100          (3,064,031)           (1,556,456)
Cash and cash equivalents at the beginning of the period                   3,031,909           4,588,365             4,588,365
                                                                         -----------------------------------------------------
Cash and cash equivalents at the end of the period                         5,305,009           1,524,334             3,031,909
                                                                         =====================================================

Notes:
Figures for previous periods presented, have been regrouped wherever necessary, to confirm to this period classification.

    For and on behalf of the Board of Directors

    AZIM HASHAM PREMJI               N. VAGHUL                    B.C. PRABHAKAR
    Chairman and Managing Director   Director                     Director

    SURESH C. SENAPATY               SATISH MENON
    Corporate Executive              Corporate Vice President -
    Vice President - Finance         Legal & Company Secretary

                                     Bangalore, January 17, 2003

WIPRO LIMITED

                              AUDITOR'S CERTIFICATE

We have examined the above cash flow statement of Wipro Limited - consolidated for the Nine months period ended December 31, 2002. This statement is based on and in agreement with the corresponding Profit and Loss Account and Balance Sheet of the Company for the Nine month period ended December 31, 2002, covered by our report of even dated.

                                                           FOR N M RAIJI & CO.,
                                                          Chartered Accountants

                                                                     J M GANDHI
                                                                        Partner

Mumbai, January 17, 2003.